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                                                                                                                         Exhibit 12
                                                               Wyeth
                                       Computation of Ratio of Earnings to Fixed Charges (3)
                                                (In Thousands, except ratio amounts)
                                                Three Months Ended                      Year ended December 31,
                                                ------------------   --------------------------------------------------------------
                                                 March, 31, 2002        2001         2000          1999         1998        1997
                                                ------------------   ----------  ------------  ------------  ----------  ----------
Earnings

Income (loss) from continuing operations before
    federal and foreign taxes (2)                   $1,122,162       $2,868,747  ($1,101,040)  ($1,907,299)  $3,089,936  $2,364,753

Add:
  Fixed charges                                        104,665          439,058      324,887       403,694      371,986     513,860

  Minority interests                                     4,666           20,841       26,784        30,301          620       2,421

  Distributed equity income                                  0                0            0             0          771           0

  Amortization of capitalized interest                   1,500            2,497        1,917         1,803        1,487       1,057

Less:
  Equity income                                         14,353           70,372       55,991         2,122          473       9,777

  Capitalized interest                                  17,287           94,257       43,303        15,375        9,497      12,898
                                                    ----------       ----------  -----------   -----------   ----------  ----------

Total earnings (loss) as defined                    $1,201,353       $3,166,514    ($846,746)  ($1,488,998)  $3,454,830  $2,859,416
                                                    ==========       ==========  ===========   ===========   ==========  ==========

Fixed Charges:

  Interest and amortization of debt expense            $76,464         $301,145     $238,840      $343,271     $322,970    $461,370

  Capitalized interest                                  17,287           94,257       43,303        15,375        9,497      12,898

  Interest factor of rental expense (1)                 10,914           43,656       42,744        45,048       39,519      39,592
                                                    ----------       ----------  -----------   -----------   ----------  ----------

    Total fixed charges as defined                    $104,665         $439,058     $324,887      $403,694     $371,986    $513,860
                                                    ==========       ==========  ===========   ===========   ==========  ==========

Ratio of earnings to fixed charges (2)                    11.5              7.2          -             -            9.3         5.6


(1)     A 1/3 factor was used to compute the portion of rental expenses deemed representative of the interest factor.

(2)     The results of operations for the twelve months ended December 31, 2001 are adequate to cover fixed charges as defined.
        However, the ratio is negatively affected by the REDUX and PONDIMIN diet drug litigation charge of $950,000 taken in the third quarter of 2001. Excluding the additional charge for the REDUX and PONDIMIN diet drug litigation, the pro forma ratio of earnings to fixed charges would be 9.4 for the twelve months ended December 31, 2001.

        The results of operations for the year ended December 31, 2000 are inadequate to cover total fixed charges as defined.
        The coverage deficiency for the year ended December 31, 2000 is $324,887. Excluding the charge for the REDUX and
        PONDIMIN diet drug litigation of $7,500,000, the gain on sale of Immunex common stock of $2,061,204 and the
        Warner-Lambert Company termination fee of $1,709,380, the pro forma ratio of earnings to fixed charges would be 8.9 for the year ended December 31, 2000.

        The results of operations for the year ended December 31, 1999 are inadequate to cover total fixed charges as defined.
        The coverage deficiency for the year ended December 31, 1999 is $403,694. Excluding the charge for the REDUX and
        PONDIMIN diet drug litigation of $4,750,000, the pro forma ratio of earnings to fixed charges would be 8.1 for the year ended December 31, 1999.

(3)     Amounts have been restated to reflect the Cyanamid Agricultural Products business as a discontinued operation.

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